UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 21, 2011 (September 23, 2011)

KBR, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-33146	20-4536774
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

601 Jefferson Street Suite 3400 Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 753-3011

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

On September 23, 2011 we filed a current report on Form 8-K to announce that an arbitral award had been entered against one of our subsidiaries in favor of Barracuda & Caratinga Leasing Company B.V. We are fully indemnified for this cash arbitral award by Halliburton Company and at the time of filing our analysis showed there would be no net, significant financial impact on us as a result. Subsequent analysis has shown us that we will record a tax benefit in the quarter ended Sept 30, 2011, in an amount equal to 35% of the liability for the award, which represents the tax effect of deducting the expense of the award in a future tax return. We are amending the previously filed current report to reflect this newly determined tax related benefit.

ITEM 8.01. Other Events.

On September 23, 2011, we were notified that an award in favor of the claimant, Barracuda & Caratinga Leasing Company B.V. (“Barracuda”) was issued by the panel hearing an arbitration proceeding filed by Barracuda, against Kellogg Brown & Root LLC (a subsidiary of KBR, Inc. “KBR LLC”) in connection with a contract between the parties related to the development of the Barracuda and Caratinga oil fields. The dispute centered on certain subsea bolts used in developing the field that were allegedly defective and the award finds KBR LLC liable for the costs of replacing the bolts. The total amount of the award is approximately $193 million, which includes the estimated costs for bolt replacement and costs incurred by Barracuda in the arbitration, which will bear interest from the date of the award. Under the Master Separation Agreement between us and Halliburton Company, Halliburton has agreed to indemnify us and any of our greater than 50%-owned subsidiaries as of November 2006 (which includes KBR LLC), for all out-of-pocket cash costs and expenses (except for our own ongoing legal costs), or cash settlements or cash arbitration awards resulting from the replacement of the subsea bolts installed in connection with the Barracuda-Caratinga project. We do not believe there are any legal limitations on our ability to recover the full amount of the cash arbitration award and we intend to assert our rights to recover the amounts described above. In connection with recognition of the liability owed to the claimant, we will record a corresponding tax benefit in the quarter ended Sept 30, 2011, in an amount equal to 35% of the claimant liability, which represents the tax effect of deducting the expense of the award in a future tax return

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBR, INC.

Date: October 21, 2011	By:	/s/ Jeffrey B. King
	Name:	Jeffrey B. King
	Title:	Vice President, Public Law